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                                                                   EXHIBIT 10.29


                          LABORATORY SERVICES AGREEMENT


                  This LABORATORY SERVICES AGREEMENT (the "Agreement") is entered into by and between Connective Therapeutics, Inc., a Delaware corporation, its predecessors, successors, subsidiaries, officers, directors, agents, attorneys, employees and assigns, (hereafter collectively referred to as the "Company"), on the one hand, and Dr. Edward P. Amento ("Dr. Amento") on behalf of and to be assigned to a not-for-profit laboratory to be incorporated by Dr. Amento within thirty (30) days of the date of this Agreement (hereafter the "Laboratory"), on the other hand.

                                   WITNESSETH:

                  WHEREAS, a former officer and employee of the Company, Dr. Edward Amento will establish a laboratory to conduct research activities;

                  WHEREAS, the Company desires to have Dr. Amento and the Laboratory conduct certain directed research activities on behalf of the Company; and

                  WHEREAS, the Laboratory is willing to conduct such directed research activities on behalf of the Company on the terms and conditions herein set forth.

                  NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1.       The Company and the Laboratory agree as follows:

                  a. The Company shall provide $250,000 to assist in establishing the Laboratory. Half of such funding shall be provided upon execution hereof and half shall be provided on the first business day of 1997. In addition, the Company shall provide a grant of $100,000 per year, paid quarterly, with the first payment to be made within five (5) days after the date the Laboratory is first opened for business (the "Establishment Date") with subsequent payments made on the first day of each of the following quarters to cover two years of directed research relating to relaxin diagnostics and therapeutics and TCR peptides for diagnostic and therapeutic applications covered by existing patents and patent applications owned by or licensed to the Company (together, the "Connective Field") at the Laboratory, pursuant to the terms and conditions of a Sponsored Research Agreement to be negotiated in good faith and consistent with normal business practices between a commercial entity and a research laboratory. The Company shall also make its own laboratories available to assist Dr. Amento as reasonably requested through the period ending 9 months after the first participation of the Company's three FTE's in the Laboratory, such participation to begin no later than 120 days after the signing of this Agreement. In addition, the Company shall have the opportunity but not the obligation to
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provide a matching grant for each foundation and federal grant received by the
Laboratory within the Connective Field during the two-year period.

                  b. The Company will additionally provide the following during the nine (9) month period from the Establishment Date (to begin no later than 120 days after the signing of this Agreement:

                           (1) Company researchers to work as visiting
scientists on research within the Connective Field or research which is funded by not-for-profit entities, part-time in the Laboratory for such nine (9) month period. Company researchers shall not work on research funded by for-profit entities other than the Company, it being understood that such restriction is not intended to segregate Company researchers from, or preclude interaction and participation in Laboratory meetings with other Laboratory scientists who are doing such "for-profit" work. Total employees made available by the Company would equal 3.0 FTE's to conduct exploratory research (50% time allocation for 6 employees). The remaining 50% of these employees time will be devoted to Company research.

                           (2) Laboratory space, including access to Company
equipment. The Company will also provide laboratory support costs to support the
3.0 FTE's to the Laboratory at the level of the Company's own costs therefor (i.e. $83,800 per FTE per year), which amounts shall be paid quarterly on the first day of each of the first three calendar quarters following the Establishment Date, provided that any travel expenses included in such amount shall be preapproved by the Company.

                  c. The Laboratory shall conduct the directed research specified in the Sponsored Research Agreement in good faith and in accordance with the terms and conditions of that Agreement.

                  d. Intellectual Property. Intellectual property shall mean trade secrets and other proprietary information, including any inventions (whether patentable or not), improvements, processes, patents or applications for patents.

                           (1) All intellectual property arising from directed
research projects fully funded by the Company will belong to the Company with no royalty obligations.

                           (2) The Company shall have a right of first
negotiation for any other intellectual property developed by the Laboratory which:

                                    (a) falls within the Connective Field, for
as long as the Company provides funding for directed research projects at a level of at least $100,000 per year;


                                       2.
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                                    (b) is unrelated to the Connective Field,
but is the result of a directed research project for which at least 50% of the funding was provided by the Company; and

                                    (c) results from the efforts of any Company
employee working at the Laboratory where non-Company funding has been received from not-for-profit entities.

                           In addition, for a period of six (6) months following
the cessation of Company funding for directed research or its reduction below the level of $100,000 per year, the Company shall continue to have the rights provided above in Sections 1.d.(1) and 1.d.(2) for any intellectual property which would, if it had first come into being prior to the cessation of Company funding for directed research or its reduction below the level of $100,000 per year, have fallen within the scope of such Sections 1.d.(1) and 1.d.(2) (Except for Section 1.d.(2)(c) which shall be limited to intellectual property which is an invention, whether patentable or not including all patent applications and patents) . After such six (6) month period, to the extent that intellectual property is developed by the Laboratory, which intellectual property may not be commercialized without reference to (or a license under) the Company's intellectual property rights, the Laboratory and the Company shall meet with respect thereto and determine in good faith whether and the terms under which:
(i) the Laboratory may acquire any license required for further pursuit of such developments under the Company's rights, or (ii) the Company may acquire a license for the pursuit of such developments under the Laboratory's rights.

                           The terms under which such intellectual property
shall be offered to the Company shall be negotiated in good faith consistent with industry standards for similar technology licenses and taking into account the extent of the Company's direction and/or contribution thereto.

                                    (3) Intellectual property developed by a
Company employee that results from work done while an employee of the Company on the Company's time or its premises or any work conducted by such employee within the Connective Field pursuant to Section 1.b(1), shall belong to the Company pursuant to agreements already in place. Intellectual property developed by a Company employee while acting as a visiting scientist to the Laboratory and outside the Connective Field pursuant to Section 1.b(1), shall be determined under United States law corresponding to inventorship, as if patent application(s) corresponding to the intellectual property were filed, as follows: (A) If sole inventorship, then the party to which the sole inventor is obligated to assign such patent rights shall be the sole owner of the Intellectual Property; and (B) if joint inventorship, then the parties to which the joint inventors are obligated to assign the patent rights shall be the joint owners of equal, undivided interests in that Intellectual Property. In the event of a joint invention, both the Company and the Laboratory will promptly enter into good faith discussions to decide if, when, and how patent application(s) should be filed, and if filed, how they will be paid for. Either party may petition the other party to obtain the other


                                       3.
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party's patent rights in the jointly owned invention, in order to obtain exclusive rights to the joint invention. In the absence of such further agreement, both parties shall have the right to use, license and/or otherwise transfer its rights and/or ownership in such jointly owned inventions without reporting to or accounting to the other party.

                  The Laboratory shall promptly disclose, and to the extent so provided for by this Section 1(d), assign to the Company any and all such intellectual property (including any patent applications), without further compensation. Any writings prepared by the Laboratory with regard to directed research shall be for the benefit of the Company. The Company shall have the right to reproduce, modify, and use such writings and all results generated as the result of services rendered under this Agreement for any purpose related to its lawful business. The Laboratory shall promptly make, execute and deliver any and all instruments and documents and perform any and all acts necessary to obtain, maintain and enforce patents, trademarks and copyrights for such Intellectual Property as the Company may desire in any and all countries. All costs and expenses of application and prosecution of such patents, trademarks and copyrights shall be paid by the Company.

                  e. Limited Noncompete. The Laboratory, as a not-for-profit entity will not compete with the Company in the Connective Field during the period during which it receives funding from the Company. The Laboratory cannot, however, be prevented from thereafter entering into research agreements with parties that may or may not be competitive with the Company, provided the Laboratory complies with its continuing obligations of confidentiality hereunder.

         2. This Agreement shall bind and benefit the Laboratory and its successors and assigns; it shall also bind and benefit the Company and its successors and assigns.

         3. That this Agreement shall be deemed to have been entered into in the State of California and shall be construed and interpreted in accordance with the laws of that state.

         4. That should there hereafter be any litigation between or among any of the parties to this Agreement alleging a breach of this Agreement or seeking enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover his or its reasonable attorneys' fees and costs of such litigation from the other party.

         5. Arbitration. That any controversy between the parties hereto shall be submitted to and settled by final and binding arbitration in Santa Clara County under the Commercial Rules of the American Arbitration Association then in effect. This includes any controversy involving the construction or application of any terms or conditions of this Agreement, or any claims arising out of or relating to this Agreement, or any breach thereof. In any arbitration pursuant to this section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being


                                       4.
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appointed by each party and the third being appointed by mutual agreement of the two arbitrators appointed by the parties.

         6. That during the period of this Agreement it may be necessary for the Company to disclose certain data and other proprietary information to the Laboratory and/or to provide the Laboratory with samples, which together with any information generated by the Laboratory in performing its services for the Company hereunder (collectively, "Information"), the Laboratory agrees to retain in strict confidence and not to disclose or transfer to any party other than as authorized by the Company. The Laboratory further agrees not to use such Information for any purpose other than those of this Agreement. Upon completion of the Laboratory's services hereunder, the Laboratory will return all Information, all copies thereof and any remaining samples to the Company, unless directed otherwise by the Company. The foregoing obligations of confidentiality and non-use shall not apply to Information: (a) that was previously known to the Laboratory as evidenced by its written records; (b) that is lawfully obtained by the Laboratory from a source independent of the Company; or (c) that is now or hereafter becomes public knowledge other than through a breach of this Agreement. These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.


         7. The Laboratory agrees to supply the Company with a copy of any proposed publication or disclosure that incorporates any Information, to be reviewed for potential proprietary information and intellectual property issues, and approved in writing by the Company prior to submission for publication or disclosure (such approval shall not be unreasonably delayed or withheld).

         8. No Verbal Modification. This Agreement may only be amended in writing signed by a duly authorized officer of the Laboratory and the President of Connective Therapeutics, Inc.

         9. Independent Contractor. Notwithstanding anything herein to the contrary, the Laboratory's status with the Company shall be, at all times during the term of this Agreement, that of an independent contractor. Nothing in this Agreement shall be construed to give the Laboratory the power or the authority to act or make representations for, or on behalf of, or to bind the Company.

         10. Effectiveness. This Agreement shall be null and void unless assigned to and assumed by the Laboratory within thirty (30) days of the date of this Agreement, and any amounts already paid hereunder shall be promptly refunded. With the sole exception of the foregoing assignment, this Agreement will be personal to the Laboratory, and the Laboratory shall therefore have no right or authority to assign this Agreement or any portion thereof, to sublet or subcontract in whole or in part, or otherwise delegate the performance under this Agreement, without the prior written consent of the Company.


                                       5.
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         11. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and the Laboratory and supersedes and replaces any and all prior agreements and understandings to the extent they may be inconsistent herewith. This Agreement is being entered into in conjunction with an Agreement effective as of October 31, 1996 between the Company and Dr. Amento.

                  IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date(s) set forth below:



Dated: ______________________, 1996         ____________________________________
                                            Dr. Edward Amento, on behalf of the
                                            Laboratory


                                            CONNECTIVE THERAPEUTICS, INC.



Dated: ______________________, 1996         ____________________________________
                                            Thomas G. Wiggans, President and
                                              Chief Executive Officer


                                       6.